Exhibit 2

FORM OF OFFICER’S CERTIFICATE

AMERICAN ELECTRIC POWER, INC.

Creating the 8.75% Junior Subordinated Debentures

          Julia A. Sloat, Treasurer of American Electric Power, Inc. (the “Company”), pursuant to the authority granted in the accompanying Board Resolutions (all capitalized terms used herein which are not defined herein or in Exhibit A hereto, but are defined in the Indenture referred to below, shall have the meanings specified in the Indenture), and Sections 201 and 301 of the Indenture, do hereby certify to The Bank of New York (the “Trustee”), as Trustee under the Indenture of the Company dated as of March 1, 2008 (the “Indenture”) that:

1.	The securities to be issued under the Indenture shall be designated “8.75% Junior Subordinated Debentures” (the “Debentures of the First Series”) and shall be issued in substantially the form set forth in Exhibit A hereto;

2.	The Debentures of the First Series shall mature and the principal shall be due and payable, together with all accrued and unpaid interest, on March 1, 2063, which maturity may be automatically extended, without the consent of the Holders of the Debentures of the First Series, for an additional one-calendar quarter period on March 1, 2013 and on each March 1, June 1, September 1 and December 1 thereafter through and including December 1, 2017, unless earlier redeemed (as so extended from time to time, the “Stated Maturity”). The Stated Maturity shall be no later than March 1, 2068;

3.	The Debentures of the First Series will bear interest at the rate of 8.75% per annum, and will bear interest on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest, at a rate equal to the interest rate borne by the Debentures of the First Series (“Excess Interest”), compounded quarterly, payable (subject to the provisions contained in paragraph 9 below) quarterly in arrears on the 1st day of March, June, September and December of each year (each, an “Interest Payment Date”), commencing on June 1, 2008 to the Persons in whose names the Debentures of the First Series are registered, subject to certain exceptions, at the close of business on the Regular Record Date (as defined in paragraph 5 below) next preceding such Interest Payment Date;

The amount of interest payable for any quarterly period will be computed on the basis of a 360- day year of twelve 30-day months (and for any period shorter than a full quarterly period, on the basis of the actual number of days elapsed during such period using 30-day calendar months). If an Interest Payment Date, Redemption Date or the Stated Maturity of the Debentures of the First Series falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Interest Payment Date, Redemption Date or the Stated Maturity, as applicable;

4.	Registration and registration of transfers and exchanges in respect of the Debentures of the First Series may be effected at the office or agency of the Company in The City of New York, New York. Notices and demands to or upon the Company in respect of the Debentures of the First Series may be served at the office or agency of the Company in The City of New York, New

York. The Corporate Trust Office of the Trustee will initially be the agency of the Company for such payment, registration and registration of transfers and exchanges and service of notices and demands and the Company hereby appoints the Trustee as its agent for all such purposes; provided, however, that the Company reserves the right to change, by one or more Officer’s Certificates, any such office or agency and such agent. The Trustee will initially be the Security Registrar and the Paying Agent for the Debentures of the First Series;

5.	The Regular Record Date for the interest payable on any given Interest Payment Date with respect to the Debentures of the First Series shall be the close of business on the 15th calendar day next preceding such Interest Payment Date, provided that if the Debentures of the First Series are held by a securities depository in book-entry form, the Regular Record Date will be the close of business on the Business Day immediately preceding such Interest Payment Date;

6.	The Debentures of the First Series will be redeemable at the option of the Company before March 1, 2013, at any time in whole and from time to time in part, upon not less than 30 nor more than 60 days’ notice given as provided in the Indenture, at a Redemption Price described in the form of the Debentures of the First Series set forth in Exhibit A hereto;

On or after March 1, 2013, the Debentures of the First Series will be redeemable at the option of the Company, at any time in whole and from time to time in part, upon not less than 30 nor more than 60 days’ notice given as provided in the Indenture, at a Redemption Price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, including Excess Interest, if any, to the Redemption Date;

7.	If before March 1, 2013 a Tax Event (as defined in the form of the Debentures of the First Series set forth in Exhibit A hereto) shall occur and be continuing, the Company shall have the right to redeem the Debentures of the First Series, in whole but not in part, at any time within 90 days following the occurrence of the Tax Event, upon not less than 30 nor more than 60 days’ notice given as provided in the Indenture, at a Redemption Price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, including Excess Interest, if any, to the Redemption Date;

8.	If before March 1, 2013 a Rating Agency Event (as defined in the form of the Debentures of the First Series set forth in Exhibit A hereto) shall occur and be continuing, the Company shall have the right to redeem the Debentures of the First Series, at any time in whole and from time to time in part, upon not less than 30 nor more than 60 days’ notice given as provided in the Indenture, at a Redemption Price described in the form of the Debentures of the First Series set forth in Exhibit A hereto;

9.	Pursuant to Section 312 of the Indenture, so long as no Event of Default under the Indenture has occurred and is continuing with respect to any Debentures of the First Series, the Company shall have the right, at any time and from time to time during the term of the Debentures of the First Series, to defer the payment of interest thereon for a period not exceeding 10 consecutive years (each period, commencing on the date that the first such payment would otherwise be made, an “Optional Deferral Period”); provided that no Optional Deferral Period shall extend beyond the Stated Maturity or end on a day other than an Interest Payment Date. During the Optional Deferral Period, interest (calculated for each Interest Period in the manner provided for in Exhibit A hereto, as if the interest payment had not been so deferred) will be compounded quarterly. Any deferred interest on the Debentures of the First Series will accrue Excess Interest on a quarterly basis at a rate equal to the interest rate borne by the Debentures of the First Series, to the extent permitted by applicable law. At the end of the Optional Deferral Period, which shall be an

Interest Payment Date, the Company shall pay all interest accrued and unpaid thereon, including Excess Interest accrued on the deferred interest, to the Person in whose name the Debentures of the First Series are registered at the close of business on the Regular Record Date for the Interest Payment Date on which such Optional Deferral Period ended; provided that any such accrued and unpaid interest payable at the Stated Maturity or any Redemption Date will be paid to the Person to whom principal is payable. With respect to the Debentures of the First Series, the term “Interest Period” shall mean each period from, and including, an Interest Payment Date to, but excluding, the next succeeding Interest Payment Date, except that the first Interest Period shall commence on the date of original issuance. However, during any such Optional Deferral Period, the Company shall not (and will cause the Company’s majority-owned subsidiaries not to):

          (A) declare or pay any dividend or distribution on the Company’s capital stock,

          (B) redeem, purchase, acquire or make a liquidation payment with respect to any of the Company’s capital stock,

          (C) pay any principal, interest or premium on, or repay, purchase or redeem any of the Company’s debt securities that are equal or junior in right of payment to the Debentures of the First Series, or

          (D) make any payments with respect to any guarantee by the Company of debt securities if such guarantee is equal or junior in right of payment to the Debentures of the First Series.

The foregoing provisions shall not prevent or restrict the Company (or its majority-owned subsidiaries) from making:

          (a) purchases, redemptions or other acquisitions of the Company’s capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, agents or consultants or a stock purchase, dividend reinvestment or similar plan, or the satisfaction of the Company’s obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring the Company to purchase, redeem or acquire its capital stock;

          (b) any payment, repayment, redemption, purchase, acquisition or declaration of dividend as a result of a reclassification of the Company’s capital stock, or the exchange or conversion of all or a portion of one class or series of the Company’s capital stock or debt securities for a class or series of the Company’s capital stock;

          (c) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of the Company’s capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts;

          (d) dividends or distributions paid or made in the Company’s capital stock (or rights to acquire the Company’s capital stock), or purchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of the Company’s capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

          (e) redemptions, exchanges or purchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future; and

          (f) payments on the Debentures of the First Series, any preferred trust securities, subordinated debentures or junior subordinated debentures, or guarantees of the foregoing, in each case that rank equal in right of payment to the Debentures of the First Series, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payments to which such securities and guarantees are then entitled if paid in full;

Prior to the termination of any such Optional Deferral Period, the Company may further defer the payment of interest, provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed 10 consecutive years at any one time or extend beyond the Stated Maturity of the Debentures of the First Series. Upon the termination of any such Optional Deferral Period and the payment of all amounts then due, including interest on deferred interest payments, the Company may elect to begin a new Optional Deferral Period, subject to the above requirements. No interest shall be due and payable during an Optional Deferral Period, except at the end thereof. The Company will give the Trustee notice of its election of an Optional Deferral Period at least 10 days and not more than 60 days before the applicable Interest Payment Date. The Trustee will promptly forward notice of such election to each Holder of record of the Debentures of the First Series;

10.	The Debentures of the First Series will be initially issued in global form registered in the name of Cede & Co. (as nominee for The Depository Trust Company). The Debentures of the First Series in global form shall bear the depository legend in substantially the form set forth in Exhibit A hereto. The Debentures of the First Series in global form will contain restrictions on transfer, substantially as described in the form set forth in Exhibit A hereto;

11.	No service charge shall be made for the registration of transfer or exchange of the Debentures of the First Series; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange or transfer;

12.	If the Company shall make any deposit of money and/or Eligible Obligations with respect to any Debentures of the First Series, or any portion of the principal amount thereof, as contemplated by Section 701 of the Indenture, the Company shall not deliver an Officer’s Certificate described in clause (z) in the first paragraph of said Section 701 unless the Company shall also deliver to the Trustee, together with such Officer’s Certificate, either:

(A) an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of the Debentures of the First Series, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of Section 701), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Debentures of the First Series or portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Trustee, showing the calculation thereof; or

(B) an Opinion of Counsel to the effect that, as a result of (i) the receipt by the Company from, or the publication by, the Internal Revenue Service of a ruling or (ii) a change in law occurring after the date of this certificate, the Holders of such Debentures of the First Series, or portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company’s indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected;

13.	The Company reserves the right to require legends on Debentures of the First Series as it may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws;

14.	The Company agrees, and each Holder of a Debenture of the First Series, by acquiring an interest in a Debenture of the First Series, will agree, to treat the Debentures of the First Series as indebtedness for United States Federal income tax purposes.

15.	The Debentures of the First Series shall have such other terms and provisions as are provided in the form set forth in Exhibit A hereto;

16.	The undersigned has read all of the covenants and conditions contained in the Indenture relating to the issuance of the Debentures of the First Series and the definitions in the Indenture relating thereto and in respect of which this certificate is made;

17.	The statements contained in this certificate are based upon the familiarity of the undersigned with the Indenture, the documents accompanying this certificate, and upon discussions by the undersigned with officers and employees of the Company familiar with the matters set forth herein;

18.	In the opinion of the undersigned, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenants and conditions have been complied with; and

19.	In the opinion of the undersigned, such conditions and covenants and conditions precedent, if any (including any covenants compliance with which constitutes a condition precedent) to the authentication and delivery of the Debentures of the First Series requested in the accompanying Company Order No. 1 have been complied with.

               IN WITNESS WHEREOF, I have executed this Officer’s Certificate on behalf of the Company this 20th day of March, 2008 in New York, New York.

AMERICAN ELECTRIC POWER COMPANY, INC.

By: ______________
Name: Julia A. Sloat
Title: Treasurer

Exhibit A

[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to American Electric Power Company, Inc. or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

No.	CUSIP No.

[FORM OF FACE OF JUNIOR SUBORDINATED DEBENTURE]

AMERICAN ELECTRIC POWER COMPANY, INC.

8.75% JUNIOR SUBORDINATED DEBENTURES

               AMERICAN ELECTRIC POWER COMPANY, INC, a corporation duly organized and existing under the laws of the State of New York (herein referred to as the “Company”, which term includes any successor Person under the Indenture), for value received, hereby promises to pay to ____________________ , or registered assigns, the principal sum of ____________________ Dollars on March 1, 2063, which maturity may be automatically extended, without the consent of any holders of the Securities of this series, for an additional one-calendar quarter period on March 1, 2013 and on each March 1, June 1, September 1 and December 1 thereafter through December 1, 2017, unless earlier redeemed (as so extended from time to time, the “Stated Maturity”). The Stated Maturity shall be no later than March 1, 2068. The Company further promises to pay to the registered Holder of this Security (a) interest on said principal sum (subject to deferral as set forth herein) at the rate of 8.75% per annum, in like coin or currency, quarterly in arrears on the 1st day of March, June, September and December of each year (each an “Interest Payment Date”) commencing June 1, 2008, from the Interest Payment Date next preceding the date hereof to which interest has been paid or duly provided for (unless (i) no interest has yet been paid or duly provided for on this Security, in which case from March 20, 2008, or (ii) the date hereof is before an Interest Payment Date but after the Regular Record Date (as defined below) next preceding such Interest Payment Date, in which case from such following Interest Payment Date; provided, however, that if the Company shall default in payment of the interest due on such following Interest Payment Date, then from the next preceding Interest Payment Date to which interest has been paid or duly provided for or if no interest has yet been paid or duly provided for on this Security, in which case from March 20, 2008), until the principal hereof is paid or duly provided for, plus (b) Excess Interest, as defined in the Officer’s Certificate, to the extent permitted by applicable law, on any interest payment that is not made on the applicable Interest Payment Date, which shall accrue at a rate equal to the interest rate borne by this Security, compounded quarterly. No interest will accrue on the Securities of this series with respect to the day on which the Securities of this series mature. In the event that any Interest Payment Date is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the Interest Payment Date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such

Indenture, be payable to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the “Regular Record Date” for such interest installment which shall be the close of business on the 15th calendar day next preceding such Interest Payment Date, provided that if the Securities are held by a securities depository in book-entry form, the Regular Record Date will be the close of business on the Business Day immediately preceding such Interest Payment Date, and provided further that interest payable at the Stated Maturity or on any Redemption Date will be paid to the Person to whom principal is payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder of this Security on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture referred to on the reverse hereof.

               Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in The City of New York, the State of New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, interest on this Security may be paid by check mailed to the address of the Person entitled thereto, as such address shall appear on the Security Register or by a wire transfer to an account designated by the Person entitled thereto. The amount of interest payable on this Security will be computed on the basis of a 360-day year of twelve 30-day months (and for any period shorter than a full quarterly period, on the basis of the actual number of days elapsed during such period using 30-day calendar months).

               Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

               Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

               IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed in New York, New York.

AMERICAN ELECTRIC POWER COMPANY, INC.

By:_______________________________________

[FORM OF CERTIFICATE OF AUTHENTICATION]

CERTIFICATE OF AUTHENTICATION

Dated:

               This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By: ____________________________
                          Authorized Signatory

[FORM OF REVERSE OF JUNIOR SUBORDINATED DEBENTURE]

               This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of March 1, 2008 (herein, together with any amendments and supplements thereto, called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, including the Board Resolutions and Officer’s Certificate filed with the Trustee on March 20, 2008, creating the series designated on the face hereof (herein called, the “Officer’s Certificate”), for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

               In addition to the right of the Company to redeem the Securities of this series in connection with a Tax Event or Rating Agency Event described below, this Security shall be redeemable at the option of the Company in whole at any time, or in part from time to time, prior to the Stated Maturity, upon notice, mailed at least 30 but not more than 60 days prior to the date fixed for redemption (the “Redemption Date”), at a price (the “Redemption Price”) calculated as follows: (i) if redeemed prior to March 1, 2013, the Redemption Price will be calculated as provided below or (ii) if redeemed on or after March 1, 2013, the Redemption Price will be 100% of the principal amount thereof plus accrued and unpaid interest, if any, including Excess Interest, if any, to the Redemption Date.

               The amount of the Redemption Price with respect to the optional redemption of any Security of this series (or portion thereof) to be redeemed prior to March 1, 2013 will be equal to the greater of (i) 100% of the principal amount of the Securities of this series being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the Redemption Date to March 1, 2013 (assuming, solely for the purposes of this calculation, that the principal amount of the Securities of this series to be redeemed was payable on March 1, 2013 and not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in each case accrued interest to the Redemption Date. Notwithstanding the foregoing, installments of interest on Securities of this series that are due and payable on interest payment dates falling on or prior to a Redemption Date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date in accordance with the Securities of this series and the Indenture.

               “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Securities of this series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Securities of this series.

               “Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such reference Treasury Dealer quotations, the average of all such quotations.

               “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

               “Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and UBS Securities LLC, or their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), the Company shall substitute therefore another Primary Treasury Dealer.

               “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in the writing to the Trustee by the Reference Treasury Dealers at 3:30 p.m. New York time on the third business day preceding such Redemption Date.

               “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the quarterly equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

               If at the time notice of redemption is given, the redemption moneys are not on deposit with the Trustee, then the redemption shall be subject to their receipt on or before the Redemption Date and such notice shall be of no effect unless such moneys are received.

               If before March 1, 2013 a Tax Event (as defined below) shall occur and be continuing, the Company shall have the right to redeem the Securities of this series, in whole but not in part, at any time within 90 days following the occurrence of the Tax Event, at 100% of the principal amount thereof plus accrued and unpaid interest, if any, including Excess Interest, if any, to the date fixed for redemption

                “Tax Event” means the receipt by the Company of an Opinion of Counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authorities thereof or therein; (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any such administrative pronouncement, ruling, regulatory procedure or regulation) (each, an “Administrative Action”); (c) any amendment to, clarification of, or change in the official position or the interpretation of any such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which such amendment, clarification or change is introduced or made known; or (d) a threatened challenge asserted in writing in connection with an audit of the Company or its subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities of this series, which amendment, clarification, or change in each case is effective, or which Administrative Action is taken or which judicial decision, interpretation or pronouncement is issued, or which threatened challenge is asserted. in each case after March 13, 2008, there is more than an insubstantial risk that interest payable by the Company on this Security is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States Federal income tax purposes.

               If at the time notice of a Tax Event redemption is given, the redemption moneys are not on deposit with the Trustee, then the Tax Event redemption shall be subject to their receipt on or before the Tax Event redemption date and such notice shall be of no effect unless such moneys are received.

               If before March 1, 2013, a Rating Agency Event (as defined below) shall occur and be continuing, the Company shall have the right to redeem, in whole at any time, or in part from time to time, the Securities of this series, at a redemption price equal to the greater of (i) 100% of the principal amount of the Securities of this series being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the date fixed for redemption (the “Rating Agency Event Redemption Date”) to March 1, 2013 (assuming, solely for the purposes of this calculation, that the principal amount of the Securities of this series to be redeemed was payable on March 1, 2013 and not including any portion of such payments of interest accrued to the Rating Agency Event Redemption Date), discounted to the Rating Agency Event Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in each case accrued interest to the Rating Agency Event Redemption Date. Notwithstanding the foregoing, installments of interest on Securities of this series that are due and payable on interest payment dates falling on or prior to a Rating Agency Event Redemption Date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date in accordance with the Securities of this series and the Indenture.

               The Independent Investment Banker will determine the Treasury Rate in the manner described above for optional redemptions before March 1, 2013.

               If at the time notice of redemption is given, the redemption moneys are not on deposit with the Trustee, then the Rating Agency Event redemption shall be subject to their receipt on or before the Rating Agency Event Redemption Date and such notice shall be of no effect unless such moneys are received.

               “Rating Agency Event” means a change in the methodology employed by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934 (sometimes referred to herein as a “rating agency”) that currently publishes a rating for the Company in assigning equity credit to securities such as Securities of this series, as such methodology is in effect on March 13, 2008 (the “current criteria”), which change results in (a) the length of time for which such current criteria are scheduled to be in effect being shortened with respect to the Securities of this series, or (b) a lower or higher equity credit being assigned by such rating agency to the Securities of this series as of the date of such change than the equity credit that would have been assigned to the Securities of this series as of the date of such change by such rating agency pursuant to its current criteria.

               If the Company at any time elects to redeem some but not all of the Debentures of this series, the Trustee will select the particular Debentures of this series to be redeemed using any method that it deems fair and appropriate. However, if the Debentures of this series are registered solely in the name of Cede & Co. and traded through DTC, then DTC will select the Debentures of this series to be redeemed in accordance with its practices.

               In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

               Upon payment of the applicable redemption price, on and after any redemption date (whether for optional, Tax Event or Rating Agency Event redemption), interest will cease to accrue on the Securities of this series or portions thereof called for redemption.

               The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness of the Company, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

               The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Indenture including the Officer’s Certificate described above.

               If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of and interest on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture; provided that, in the case of a non-payment covenant default, the Holders of Securities of this series will not be entitled to vote to make a declaration of acceleration (and the Securities of this series will not be considered outstanding for the purpose of determining whether the required vote for such a declaration has been obtained), and the Trustee will not have a right to make such a declaration with respect to the Securities of this series.

               The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

               As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request, and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

               No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

               Pursuant to Section 312 of the Indenture, so long as no Event of Default under the Indenture has occurred and is continuing with respect to Securities of this series, the Company shall have the right, at any time and from time to time during the term of the Securities of this series, to defer the payment of interest for a period not exceeding 10 consecutive years (each period, commencing on the date that the first such payment would otherwise be made, an “Optional Deferral Period”); provided that no Optional Deferral Period shall extend beyond the Stated Maturity or end on a day other than an Interest Payment Date. During the Optional Deferral Period, interest (calculated for each Interest Period in the manner provided for on the face hereof, as if the payment of interest had not been so deferred) will be compounded quarterly at the rate of 8.75% per annum. Any deferred interest on the Securities of this series will accrue Excess Interest at a rate equal to the interest rate borne by the Securities of this series, to the extent permitted by applicable law. At the end of the Optional Deferral Period, which shall be an Interest Payment Date, the Company shall pay all interest accrued and unpaid hereon, including Excess Interest accrued on the deferred interest, to the Person in whose name the Securities of this series are registered at the close of business on the Regular Record Date for the Interest Payment Date on which such Optional Deferral Period ended; provided that any such accrued and unpaid interest payable at the Stated Maturity or any Redemption Date will be paid to the Person to whom principal is payable. During any such Optional Deferral Period, the Company shall not (and will cause its majority-owned subsidiaries not to) (i) declare or pay any dividends or distributions on the Company’s capital stock, (ii) redeem, purchase, acquire or make a liquidation payment with respect to any of the Company’s capital stock, (iii) pay any principal, interest or premium on, or repay, purchase or redeem any debt securities of the Company that are equal or junior in right of payment to the Securities of this series, or (iv) make any payments with respect to any guarantee by the Company of debt securities if such guarantee is equal or junior in right of payment to the Securities of this series.

The foregoing provisions shall not prevent or restrict the Company (or its majority-owned subsidiaries) from making:

          (a) purchases, redemptions or other acquisitions of the Company’s capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, agents or consultants or a stock purchase, dividend reinvestment or similar plan, or the satisfaction of the Company’s obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring it to purchase, redeem or acquire its capital stock;

          (b) any payment, repayment, redemption, purchase, acquisition or declaration of dividend as a result of a reclassification of the Company’s capital stock, or the exchange or conversion of all or a portion of one class or series of the Company’s capital stock or debt securities for a class or series of the Company’s capital stock;

          (c) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of the Company’s capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts;

          (d) dividends or distributions paid or made in the Company’s capital stock (or rights to acquire the Company’s capital stock), or purchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of the Company’s capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

          (e) redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future; and

          (f) payments on the Securities of this series, any preferred trust securities, subordinated debentures or junior subordinated debentures, or guarantees of the foregoing, in each case that rank equal in right of payment to the Debentures of the First Series, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payments to which such securities and guarantees are then entitled if paid in full.

               Prior to the termination of any such Optional Deferral Period, the Company may further defer the payment of interest, provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed 10 consecutive years at any one time or extend beyond the Maturity of the Securities of this series. Upon the termination of any such Optional Deferral Period and the payment of all amounts then due, including interest on deferred interest payments, the Company may elect to begin a new Optional Deferral Period, subject to the above requirements. No interest shall be due and payable during an Optional Deferral Period, except at the end thereof. The Company shall give the Trustee notice of its election of an Optional Deferral Period at least 10 days and not more than 60 days before the applicable Interest Payment Date. The Trustee will promptly forward notice of such election to each holder of record of the Securities of this series.

               The Securities of this series are issuable only in registered form without coupons in denominations of $25 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.

               No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

               The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

               All terms used in this Security which are defined either in the Indenture or in the Officer’s Certificate shall have the meanings assigned to them in the Indenture or in the Officer’s Certificate.